Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS
ScottsMiracle-Gro Names Barry Sanders to Lead North American Businesses;
Commences Effort to Realign Consumer Units to Drive Growth
Company launches search for newly created role of chief operating officer
MARYSVILLE, Ohio (September 13, 2007) — The Scotts Miracle-Gro Company (NYSE:SMG) today announced Barry Sanders has been named executive vice president of its North American businesses, and that it has begun a multi-step effort to realign its consumer businesses on a global basis to better achieve its long-term growth objectives.
Separately, the Company announced it has retained an executive search firm to identify candidates for the new role of chief operating officer.
Sanders was most recently executive vice president of Global Technologies and Operations, responsible for the Company’s supply chain, information systems as well as research and development efforts. He previously led the North American and global supply chain organizations as well as the North American sales force. In 2005, he ran the Smith & Hawken business on an interim basis. Prior to joining the Company in 2001, he was a partner with CapGemini/Ernst & Young.
The Company’s core North American consumer business, Scotts LawnService and Smith & Hawken will report to Sanders, who will report directly to Jim Hagedorn, chairman, chief executive officer and president, until a COO is named.
“Barry is an outstanding leader who has helped develop both our sales force and global supply chain into significant competitive advantages,” said Hagedorn. “He has a track record of driving change, operational improvements and efficiencies throughout the Company. His analytical approach to business, combined with his knowledge of the lawn and garden category and outstanding leadership skills, clearly makes him the right choice to fill this critical role.”
Sanders said ScottsMiracle-Gro has begun to realign the Company’s leadership structure within its consumer businesses to more effectively drive long-term strategy and performance. The effort initially will focus on the core North American business and Smith & Hawken, but eventually will include Scotts LawnService and its International consumer business.
While the current structure of the consumer business will remain similar — Lawns, Gardens, Controls / Home Protection and Outdoor Living — the leaders of each group will have broader responsibilities.

“Over the past several years, these businesses were led with a primary focus on marketing and less attention to areas like product innovation, acquisitions, improved business processes and the development of global brands and business strategies,” Sanders said. “By putting our strongest leaders into new and broader roles, I am confident we are better positioned to drive further category growth while continuing to improve our market share and profitability.”
Sanders said the consumer leadership team will be comprised as follows:
•	Lawns, which will include management of the Scotts brand and be led by Dan Paradiso, who has been with the Company for 11 years. Paradiso led sales and innovation and held other leadership roles in marketing and supply chain. Paradiso, who was previously with The Andersons, has more than 23 years experience in the lawn and garden industry.

•	Gardens, which will primarily focus on the Miracle-Gro brand and be led by Rich Sorota, who has been with ScottsMiracle-Gro since 2004. Sorota most recently led the marketing efforts in the core North American business and previously held marketing and finance roles with General Electric, Procter & Gamble and Royal Phillips.

•	Controls / Home Protection, which includes management of the Ortho and Roundup brands will be led by Tim Portland, who joined ScottsMiracle-Gro in 1999 to lead its strategic planning group. He also led the global professional business for one year before being named to lead Scotts LawnService in 2004. He previously worked with McKinsey & Co. as well as Scientific Atlanta.

•	Outdoor Living, which will primarily focus on Smith & Hawken as well as the Company’s wild bird food business will be led by Gordy Erickson, who joined ScottsMiracle-Gro in 2006. Erickson was previously senior vice president and general merchandise manager with Wal-Mart, where his responsibilities included purchasing and merchandising in the lawn and garden department. He also has more than 20 years of prior experience in the lawn and garden industry.
Additionally, Claude Lopez has been named chief marketing officer for all global consumer-facing businesses. Lopez, who will continue to lead the International Consumer and Global Professional businesses, joined ScottsMiracle-Gro in 2001 as general manager of the Company’s French business. Lopez was previously global category director for Reckitt Benckiser.
Separately, Peter Korda, who joined the Company in 2004 and has an extensive background in the service industry, will lead Scotts LawnService. Korda was previously vice president of service delivery for Scotts LawnService.
Additionally, Mike Lukemire has been named senior vice president of Global Technologies and Operations, replacing Sanders. Lukemire joined ScottsMiracle-Gro in 1995 and has held several leadership roles during his tenure. He most recently led the Company’s global supply chain organization.
“Our consumer leadership team has more than a century of experience in the lawn and garden category and has a combined skill set that will allow us to focus more strategically on driving long-term growth,” Hagedorn said. “I am confident we are leveraging the depth and talent of our management team in a way that offers the clearest path to continued success by aligning the business to more fully leverage our core competitive advantages. We will continue to make refinements to our organizational structure in the months ahead and look forward to providing more details about this by the end of the calendar year.”
About ScottsMiracle-Gro:
With more than $2.7 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Statement under the Private Securities Litigation Act of 1995:
Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company’s management, and the company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward-looking information in this release, due to a variety of factors. Detailed information concerning a number of important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Vice President
Corporate Communications & Investor Relations
937-578-5622